Exhibit 99.1
[ONEOK Logo]	News

January 19, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Lori Webster 918-588-7570

ONEOK Declares Quarterly Dividend;

Sets 2006 Annual Meeting

TULSA, Okla. -- Jan. 19, 2006 -- The board of directors of ONEOK, Inc. (NYSE:OKE) today declared a quarterly dividend of 28 cents per share of common stock, payable Feb.15, 2006, to shareholders of record at the close of business Jan. 31, 2006. The dividend is unchanged from the previous quarter.

The board also set May 18, 2006, at 10 a.m., Central Daylight Time, as the date for the company's 2006 Annual Meeting. The annual meeting will be held at the company's headquarters in Tulsa, Okla.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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